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                                                                 EXHIBIT (c)(1)










                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                            VEMCO ACQUISITION CORP.,
                             a Delaware corporation

                                      and

                              BAILEY CORPORATION,
                             a Delaware corporation



                                  June 5, 1996




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                               TABLE OF CONTENTS

                                   ARTICLE I
                              THE OFFER AND MERGER

                                                                          Page

Section 1.1  The Offer...................................................   2
Section 1.2  Company Actions.............................................   4
Section 1.3  Directors...................................................   5
Section 1.4  The Merger..................................................   6
Section 1.5  Effective Time..............................................   7
Section 1.6  Closing.....................................................   7
Section 1.7  Directors and Officers of the Surviving Corporation.........   7
Section 1.8  Stockholders' Meeting.......................................   7
Section 1.9  Merger Without Approval of Company Stockholders.............   8


                                   ARTICLE II
                              CONVERSION OF SHARES


Section 2.1  Conversion of Capital Stock.................................   8
Section 2.2  Exchange of Certificates....................................   9
Section 2.3  Stock Options; Warrants.....................................  10


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


Section 3.1   Organization and Qualification: Subsidiaries...............  11
Section 3.2   Capitalization.............................................  12
Section 3.3   Authority..................................................  13
Section 3.4   Consents and Approvals; No Violation.......................  14
Section 3.5   Company SEC Reports........................................  15
Section 3.6   Financial Statements.......................................  15
Section 3.7   Absence of Undisclosed Liabilities.........................  16
Section 3.8   Absence of Certain Changes.................................  16
Section 3.9   Taxes......................................................  17
Section 3.10  Litigation.................................................  18
Section 3.11  Employee Benefit Plans, ERISA..............................  18
Section 3.12  Environmental Liability....................................  20
Section 3.13  Compliance with Applicable Laws............................  21
Section 3.14  Material Contracts.........................................  21
Section 3.15  Patents, Marks, Trade Names, Copyrights and Registrations..  22
Section 3.16  Labor Matters..............................................  22
Section 3.17  Real Property..............................................  23



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Section 3.18  Disclosure Documents..........................................  23


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER


Section 4.1  Organization...................................................  24
Section 4.2  Authority Relative to this Agreement...........................  24
Section 4.3  Consent and Approvals; No Violation............................  25
Section 4.4  Information Supplied...........................................  25
Section 4.5  Financing......................................................  25
Section 4.6  Purchaser's Operations.........................................  26
Section 4.7  No Shares Owned by Purchaser or Affiliates.....................  26
Section 4.8  Disclosure Documents...........................................  26


                                   ARTICLE V
                       CONDUCT OF BUSINESS BY THE COMPANY


Section 5.1  Ordinary Course        ........................................  26
Section 5.2  Dividends, Changes in Stock....................................  26
Section 5.3  Issuance or Repurchase of Securities...........................  27
Section 5.4  Governing Documents; Board of Directors........................  27
Section 5.5  No Dispositions................................................  27
Section 5.6  Indebtedness...................................................  27
Section 5.7  Employees......................................................  27
Section 5.8  Benefit Plans..................................................  28
Section 5.9  Taxes..........................................................  28
Section 5.10 Consultation and Cooperation...................................  28
Section 5.11 Additional Matters.............................................  29


                                   ARTICLE VI
                              ADDITIONAL COVENANTS


Section 6.1  No Solicitation................................................  29
Section 6.2  Access to Information..........................................  30
Section 6.3  HSR Act........................................................  31
Section 6.4  Consents and Approvals.........................................  31
Section 6.5  Notification of Certain Events.................................  31
Section 6.6  Brokers or Finders.............................................  32
Section 6.7  Additional Actions.............................................  32
Section 6.8  Benefit Plans and Certain Contracts............................  33
Section 6.9  Directors' and Officers' Indemnification.......................  33
Section 6.10 Publicity......................................................  34
Section 6.11 Stockholders' Meeting; Proxy Materials.........................  34



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Section 6.12  Rights Agreement............................................. 34


                                  ARTICLE VII
                                   CONDITIONS

Section 7.1  Conditions to Each Party's Obligations to Effect the Merger... 35
Section 7.2  Conditions to Purchaser's Obligation to Effect the Merger..... 35


                                  ARTICLE VIII
                                  TERMINATION


Section 8.1  Termination................................................... 36
Section 8.2  Effect of Termination......................................... 38


                                   ARTICLE IX
                               GENERAL PROVISIONS


Section 9.1  Fees and Expenses        ..................................... 38
Section 9.2  Amendment and Modification.................................... 39
Section 9.3  Nonsurvival of Representations and Warranties................. 39
Section 9.4  Notices....................................................... 39
Section 9.5  Definitions; Interpretation................................... 40
Section 9.6  Counterparts.................................................. 40
Section 9.7  Entire Agreement; No Third Party Beneficiaries................ 40
Section 9.8  Severability.................................................. 40
Section 9.9  Governing Law................................................. 41
Section 9.10 Assignment.................................................... 41
Section 9.11 Knowledge..................................................... 41
Signatures................................................................. 41
ANNEX A -- Guaranty
ANNEX B -- Conditions to the Tender Offer
ANNEX C -- Indemnity Agreement
INDEX OF DEFINED TERMS:
     Acceptable Offer.................................................. 6.1(d)
     Acquisition Proposal.............................................. 6.1(c)
     Agreement........................................................Preamble
     Audit............................................................. 3.9(f)
     Certificate of Merger................................................ 1.5
     Certificates...................................................... 2.2(b)
     Closing.............................................................. 1.6
     Closing Date......................................................... 1.6
     Code............................................................. 3.11(b)
     Company......................................................... Preamble



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         Company Common Stock....................................... Preamble
         Company Directors............................................ 1.3(a)
         Company Disclosure Documents................................ 3.18(a)
         Company Material Adverse Effect.............................. 3.1(c)
         Company Proxy Statement.................................. 1.8(a)(ii)
         Company Stockholders Meeting................................... 6.11
         Contracts...................................................... 3.14
         Convertible Debentures....................................... 3.2(a)
         DGCL......................................................  Preamble
         Dissenting Stockholder....................................  Preamble
         Effective Time.................................................. 1.5
         Environmental Law........................................... 3.12(a)
         ERISA....................................................... 3.11(a)
         ERISA Affiliate............................................. 3.11(a)
         ERISA Plans................................................. 3.11(a)
         Exchange Act................................................. 1.1(a)
         Financial Statements............................................ 3.6
         Financing Commitment Letter.................................. 1.1(a)
         Financing Condition.......................................... 1.1(a)
         GAAP............................................................ 3.6
         Governmental Entity.......................................... 3.4(b)
         Hazardous Substances........................................ 3.12(a)
         HSR Act...................................................... 3.4(b)
         Indemnified Parties.......................................... 6.9(a)
         Intellectual Property....................................... 3.15(b)
         Intent Notice................................................ 6.1(b)
         Liens.......................................................... 3.17
         Material Contracts............................................. 3.14
         Merger..................................................... Preamble
         Merger Consideration......................................... 2.1(c)
         Minimum Condition............................................ 1.1(a)
         Offer...................................................... Preamble
         Offer Deadline.......................................... 8.1(c)(iii)
         Offer Documents.............................................. 1.1(b)
         Offer Price.................................................. 1.1(a)
         Offer to Purchase............................................ 1.1(a)
         Option.......................................................... 2.3
         Option Plans.................................................... 2.3
         Options......................................................... 2.3
         Other Transactions........................................... 1.2(a)
         Parent....................................................... 1.1(a)
         Paying Agent................................................. 2.2(a)
         Permitted Liens................................................ 3.17



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          Person...................................................... 6.1(c)
          Plans...................................................... 3.11(a)
          Purchaser................................................. Preamble
          Purchaser Common Stock......................................... 2.1
          Purchaser Disclosure Documents................................. 4.8
          Rights...................................................... 1.1(a)
          Rights Agreement.......................................... Preamble
          Rights Amendment............................................ 1.2(a)
          Schedule 14D-1.............................................. 1.1(b)
          Schedule 14D-9.............................................. 1.2(b)
          SEC......................................................... 1.1(b)
          Securities Act................................................  3.5
          Selling Stockholders...................................... Preamble
          Shares.................................................... Preamble
          Smith Barney................................................ 3.3(d)
          SPD........................................................ 3.11(b)
          Special Meeting.......................................... 1.8(a)(i)
          Subsidiary.............................................. 3.1(c)(ii)
          Surviving Corporation....................................... 1.4(a)
          Tax Authority.................................................. 3.9
          Taxes.......................................................... 3.9
          Tax Returns.................................................... 3.9
          Tender and Option Agreement............................... Preamble
          Voting Debt................................................. 3.2(a)
          Warrants....................................................... 2.3
          1995 Premiums............................................... 6.9(b)



SCHEDULES:
Schedule 3.2 --   Outstanding Options and Warrants
Schedule 3.4 --   Conflicts
Schedule 3.8 --   Changes since January 31, 1996
Schedule 3.10 --  Litigation
Schedule 3.11 --  Employee Benefit and ERISA Matters
Schedule 3.12 --  Environmental Matters
Schedule 3.14 --  Certain Material Contracts
Schedule 3.16 --  Labor Matters




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                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement") is entered into on June 5, 1996 by and between VEMCO ACQUISITION CORP., a Delaware corporation ("Purchaser"), and BAILEY CORPORATION, a Delaware corporation (the "Company").

                                   RECITALS:

     WHEREAS, the Board of Directors of Purchaser has determined that it is advisable and in the best interests of Purchaser to engage in a transaction whereby Purchaser will acquire the Company on the terms and subject to the conditions set forth herein; and

     WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders to engage in a transaction whereby Purchaser will acquire the Company on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, as an inducement to Purchaser to acquire the Company, and as a condition to Purchaser's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Purchaser and certain stockholders are entering into a tender and option agreement (the "Tender and Option Agreement") pursuant to which such stockholders (the "Selling Stockholders") have agreed to (i) grant Purchaser an irrevocable option to buy their Shares (as defined below), and (ii) tender and, in the event such irrevocable option is not theretofore exercised, sell their Shares in the Offer (as defined below) and (iii) vote their Shares in favor of the Merger (as defined below) in each case upon the terms and subject to the conditions set forth therein; and

     WHEREAS, in order to induce the Purchaser to enter into this Agreement, the Board of Directors of the Company has approved the execution and delivery of the Tender and Option Agreement so that (i) the restrictions on "business combinations" set forth in Section 203 of the Delaware General Corporation Law ("DGCL") do not and will not apply to Purchaser or affiliates or associates of Purchaser as a result of the execution and delivery of the Tender and Option Agreement or the consummation of the transactions contemplated thereby or by this Agreement, and (ii) the Rights Agreement between the Company and State Street Bank and Trust Company, as Rights Agent, dated as of September 28, 1995 (the "Rights Agreement") shall be amended to prevent this Agreement or the Tender and Option Agreement from resulting in the distribution of right certificates or the Purchaser or its affiliates from being an Acquiring Person (as defined in the Rights Agreement); and

     WHEREAS, as an inducement to the Company to enter into this Agreement, affiliates of Purchaser have executed and delivered of a guaranty agreement (the "Guaranty") in the form of Annex A hereto; and

     WHEREAS, in furtherance of its acquisition of the Company, Purchaser proposes to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the issued and outstanding shares of common stock, $.10 par value per share, of the Company (hereinafter referred to as either the "Shares" or the "Company Common Stock") at a price per share of Company Common Stock of $8.75, net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of the Company has adopted resolutions approving, among other things, the Offer and the Merger and recommending that the Company's stockholders accept the Offer; and

     WHEREAS, the respective Boards of Directors of Purchaser and the Company have approved the merger (the "Merger") of Purchaser into the Company, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock not owned directly or indirectly by Purchaser or the Company, except shares of Company Common Stock held by persons who object to the Merger and comply with all the provisions of the DGCL concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock ("Dissenting Stockholders"), will be converted into the right to receive the per share consideration paid pursuant to the Offer; and

     WHEREAS, the Company and Purchaser wish to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                              THE OFFER AND MERGER

     1.1   The Offer.

     (a) As promptly as practicable, but in no event later than five business days after the public announcement of the execution hereof, Purchaser shall commence (within the meaning of Rule l4d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer to purchase for cash all of the issued and outstanding shares of Company Common Stock, and the associated Rights (the "Rights") issued pursuant to the Rights Agreement, at a price of $8.75 per Share, net to the seller in cash, without interest (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject (i) to there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with any Shares beneficially owned by Purchaser, represents at least a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" meaning, as of any date, the number of Shares outstanding plus all Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans, outstanding warrants, outstanding options of any kind, convertible securities, or otherwise (to the extent such options, warrants, convertible securities or other rights are vested or exercisable), other than Shares issuable upon conversion of the Company's 9% Convertible Subordinated Notes due April 13, 2000,



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or its 8% Convertible Debentures due July 31, 1999 (collectively, the
"Convertible Debentures") (the "Minimum Condition"), (ii) the condition that Venture Holdings Trust, the parent of Purchaser ("Parent") shall have received the Financing (as defined below) contemplated by the commitment letter dated June 3, 1996, from NBD Bank (the "Financing Commitment Letter") pursuant to which, subject to the terms and conditions thereof, NBD Bank has committed to provide all of the financing ("Financing") necessary to purchase all outstanding Shares on a fully-diluted basis pursuant to the Offer and the Merger and to refinance all outstanding indebtedness of the Company reflected on the Company SEC Reports (the "Financing Condition") and (iii) the other conditions set forth in Annex B hereto. Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, including without limitation the Minimum Condition and the Financing Condition accept for payment and pay for Shares tendered as soon as practicable after it is legally permitted to do so under applicable law. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition, the Financing Condition and the other conditions set forth in Annex B hereto. Without the written consent of the Company, Purchaser shall not decrease the Offer Price, decrease the number of Shares sought, change the form of consideration to be paid in the Offer, increase the Minimum Condition or amend any other condition of the Offer in any manner adverse to the holders of the Shares (other than with respect to insignificant changes or amendments). Notwithstanding the foregoing, but subject to any rights the Company may have under this Agreement (including, without limitation, pursuant to Section 8.1(c)(iii)(y)), Purchaser may, without the consent of the Company, extend the Offer (i) if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for shares of Company Common Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived; (ii) for an aggregate period of not more than ten (10) business days beyond the initial expiration date of the Offer if all conditions have been satisfied but less than ninety percent (90%) of the outstanding shares of Company Common Stock have been validly tendered and not withdrawn (not including shares covered by notices of guaranteed delivery); and (iii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer. Purchaser shall terminate the Offer upon termination of this Agreement pursuant to its terms.

     (b) As soon as practicable on the date the Offer is commenced, Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents") with respect to the Offer. The Offer Documents will comply in all material respects with the provisions of applicable Federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. Purchaser further



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agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. Each of Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by such party for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-1 before it is filed with the SEC. In addition, Purchaser agrees to provide the Company and its counsel in writing with any comments Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     1.2   Company Actions.

     (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held on the date or dates on which the parties entered into this Agreement and the Tender and Option Agreement, has unanimously (i) determined that each of the Offer and the Merger are fair to and in the best interests of the Company's stockholders (other than Purchaser and its affiliates); (ii) approved this Agreement and the transactions contemplated hereby (including without limitation (x) the acquisition of the Company by Purchaser or any of its affiliates, and any purchase of Shares in connection therewith, by means of this Agreement, the Offer, the Merger and the Tender and Option Agreement, and any other transactions conducted to effectuate the acquisition of the Company by Purchaser or its affiliates in accordance with this Agreement ("Other Transactions")) and (y) any other transactions contemplated hereby and by the foregoing clause (x)); (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and approve and adopt this Agreement and the Merger; (iv) adopted resolutions approving all of the actions and transactions referenced herein, with the consequences that the requirements for "business combinations" set forth in
Section 203 of the DGCL will not be applicable to the Merger; and (v) adopted resolutions approving an amendment to the Rights Agreement, as necessary (the "Rights Amendment"), (A) to prevent this Agreement, the Tender and Option Agreement or the consummation of any of the transactions contemplated hereby or thereby, including without limitation, the publication or other announcement of the Offer and the consummation of the Offer and the Merger, from resulting in the distribution of separate right certificates or the occurrence of a Distribution Date (as defined therein) and (B) to provide that the Purchaser shall not be deemed to be an Acquiring Person (as defined therein) by reason of the transactions expressly provided for in this Agreement and the Tender and Option Agreement. The Company shall not amend, revoke, withdraw or modify the approval of the Purchaser's acquisition of the Company Common Stock by reason of the Offer, the Merger or the Tender and Option Agreement so as to render the restrictions of Section 203 of the DGCL applicable thereto; provided, however, that the Company may take any such action if this Agreement has been terminated pursuant to Section 8.1(c)(i) hereof and Purchaser has been paid the fees contemplated by Section 9.1 hereof.



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     (b)   Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including the exhibits thereto, the "Schedule 14D-9") which shall contain the statements to the same effect as those referred to in Section 1.2(a) hereof. The Schedule 14D-9 will comply in all material respects with the provisions of applicable Federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Purchaser in writing specifically for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. Each of the Company, on the one hand, and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal securities laws. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Purchaser and its counsel in writing any comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. The Company and its counsel will advise Purchaser and its counsel of the substance of all communications received by the Company from the SEC and its staff relating to the Schedule 14D-9, the Merger, this Agreement or the transactions contemplated hereby.

     (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and those of persons becoming record holders after such date, together with copies of all other information in the Company's control regarding the beneficial owners of shares of Company Common Stock that Purchaser may reasonably request, and shall furnish Purchaser with such other information and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the Stockholders of the Company.

     1.3   Directors.

     (a) Promptly upon the purchase of and payment for any Shares (including without limitation all Shares subject to the Tender and Option Agreement) by Purchaser or any affiliate of Purchaser pursuant to the Offer or the Tender and Option Agreement which represents the Minimum Condition, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors then serving on such Board (after giving effect to the directors designated by




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

Purchaser pursuant to this Section) multiplied by the ratio of the aggregate number of Shares beneficially owned by Purchaser and any of its affiliates to the total number of Shares then outstanding. The Company shall, upon request of Purchaser, take all action necessary to cause Purchaser's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the size of its Board of Directors or, at the Company's election, securing the resignations of such number of its incumbent directors as is necessary to enable Purchaser's designees to be so elected or appointed to the Company's Board, and shall cause Purchaser's designees to be so elected or appointed. At such time, the Company shall also cause persons designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined below) of the Company and (iii) each committee (or similar body) of each such board. In the event that Purchaser's designees are elected to the Board of Directors of the Company, until the Effective Time, the Board of Directors shall have at least two directors who are directors on the date hereof (the "Company Directors"). In such event, if either of the Company Directors is unable to serve for any reason whatsoever, the other directors shall designate a person to fill such vacancy who shall not be a designee, stockholder or affiliate of Purchaser to be a Company Director for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Purchaser's designees are elected to the Board of Directors of the Company, after the acceptance for payment of shares of Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of the Company Directors shall be required to (a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder,(c) extend the time for performance of Purchaser's respective obligations hereunder or (d) take any other action by the Board of Directors of the Company in connection with this Agreement.

      (b)   The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders as part of the Schedule 14D-9 the information required by such
Section 14(f) and Rule 14f-1, as is necessary to enable Purchaser's designees to be elected to the Company's Board of Directors. Purchaser shall supply the Company with any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of Section 1.3(a) are in addition to and shall not limit any rights which Purchaser or any of its affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

      1.4   The Merger.

      (a) Subject to the terms and conditions of this Agreement, at the Effective Time the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (iii) the



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separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

     (b) Pursuant to the Merger, (i) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and such certificate of incorporation, and (ii) the Bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation and such bylaws. The Merger shall have the effects set forth in the DGCL.

     1.5 Effective Time. On the date of Closing (as defined in Section 1.6) as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII (or on such a other date as Purchaser and the Company may agree) the parties shall cause a certificate of merger or other appropriate document (in any such case, the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time and on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

     1.6 Closing. The Closing of the Merger (the "Closing") will take place at 10:00 a.m., Detroit time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan 48243, unless another date or place is agreed to in writing by the parties hereto.

     1.7 Directors and Officers of the Surviving Corporation. The directors and officers of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

     1.8   Stockholders' Meeting.

     (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, as soon as practicable following the acceptance for payment and purchase of Shares sufficient to meet the Minimum Condition by Purchaser pursuant to the Offer:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting"), for the purpose of considering and taking action upon this Agreement;

          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Company Proxy Statement (as defined below) and, after consultation with Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Company Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

          (iii) include in the Company Proxy Statement the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

     (b) Purchaser agrees that it shall, and shall cause any permitted assignee to, vote all Shares then owned by it which are entitled to vote in favor of the approval of the Merger and the adoption of this Agreement.

     1.9   Merger Without Approval of Company Stockholders.  Notwithstanding
Section 1.8 hereof, in the event that Purchaser or any permitted assignee of Purchaser shall acquire at least 90% of the outstanding Shares, pursuant to the Offer, the Tender and Option Agreement or otherwise, the parties hereto agree, subject to Article VII hereof, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without approval of the Company's Stockholders, in accordance with
Section 253 of the DGCL. If the Board of Directors of the Company so approves a merger pursuant to Section 253, Purchaser shall, and shall cause any permitted assignee to, continue to hold not less than 90% of the issued and outstanding shares of Company Common Stock until the consummation or abandonment of such merger.

                                   ARTICLE II
                              CONVERSION OF SHARES

     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $1.00 per share, of Purchaser (the "Purchaser Common Stock"):

     (a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Purchaser-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Purchaser or any affiliate of Purchaser shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

     (c) Conversion of Shares. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

     (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Dissenting Stockholder shall not be converted as described in
Section 2.1(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL; provided, however, that the shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time, withdraw his or her demand for appraisal or lose his or her right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Purchaser (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     2.2   Exchange of Certificates.

     (a) Paying Agent. Purchaser shall designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive the monies to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Such monies shall be invested by the Paying Agent as directed by Purchaser or the Surviving Corporation. All costs and fees of the Paying Agent shall be paid by the Parent or the Purchaser.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Purchaser and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

     (c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     (d) Termination of Fund, No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any monies (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.3 Stock Options; Warrants. Immediately prior to the Effective Time, all options (individually, an "Option" and collectively, the "Options") then outstanding under the Company's 1986 Incentive Stock Option Plan or any other incentive compensation or stock option plan, agreement or arrangement of the Company or otherwise (the "Option Plans") and all warrants to purchase shares of Common Stock (the "Warrants"), shall be canceled and each holder of a vested Option or Warrant will be entitled to receive from the Company, for each share of Common Stock subject to a vested Option or Warrant, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option or Warrant. The Company will use its best efforts to obtain any necessary consents from holders of Options or Warrants to the cancellation and payment provided for in this Section 2.3.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser as follows:

     3.1   Organization and Qualification, Subsidiaries.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the Company's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Company Material Adverse Effect (as defined below). The Company has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. The Company has made available to Purchaser a complete and correct copy of its certificate of incorporation and bylaws. each as amended to date, and the Company's certificate of incorporation and bylaws, as so delivered are in full force and effect. The Company is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

     (b) Exhibit 22 to the Company's Report on Form 10-K for the fiscal year ended July 31, 1995, sets forth a complete list of the Company's active Subsidiaries. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions in which the character of Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Company Material Adverse Effect. Each of the Company's Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Except as disclosed in the Company SEC Reports, each of such Subsidiaries is operating in accordance with all applicable laws and regulations of its jurisdiction of incorporation, except where the failure so to operate would not result in a Company Material Adverse Effect. The Company has made available to Purchaser a complete and correct copy of the certificate of incorporation and bylaws (or similar charter documents) of each of the Company's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar charter documents) as so delivered are in full force and effect. No Subsidiary of the Company is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar charter documents).

     (c) For purposes of this Agreement, (i) a "Company Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having, or which could reasonably be expected to cause, result in or have, a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole; and (ii) "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership).

     3.2   Capitalization.

     (a) The authorized capital stock of the Company consists solely of 40,000,000 shares of the Company Common Stock. As of the date hereof, (i) 5,353,558 shares of Company Common Stock are issued and outstanding; and (ii) 40,000 shares of Company Common Stock are issued and held in the treasury of the Company. Schedule 3.2 sets forth a complete list of outstanding Options and Warrants in each case indicating which are currently exercisable, and a list of all shares of Common Stock issuable upon conversion of the Convertible
Debentures.   No agreement or other document grants or imposes on any shares of the Company Common Stock any right, preference, privilege or restriction with respect to the transaction contemplated hereby (including, without limitation, any rights of first refusal), other than the right to dissent from the Merger as provided in Section 2.1(d) above. All of the issued and outstanding shares of the Company Common Stock are, and all Shares which may be issued pursuant to the exercise of outstanding Options and Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Convertible Debentures, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (including without limitation "earn-out" arrangements) relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

     (b) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

     (c) Except for the Subsidiaries, neither the Company nor any Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

     3.3   Authority.

     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary, as a matter of law to authorize this Agreement or to consummate the transactions contemplated
hereby.    This Agreement has been duly and validly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except (a) as such enforcement may be subject to bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors rights, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation by the Company of the transactions contemplated by this Agreement, including the Offer, the Merger and the acquisition of Shares pursuant to the Offer, the Merger, the Tender and Option Agreement, and any Other Transactions, including without limitation all matters contemplated by
Section 1.2(a)(ii) hereof. In reliance upon the representation and warranty of Purchaser in Section 4.7 hereof, and assuming that the Minimum Condition is satisfied, or that no Shares are purchased under the Offer or otherwise (other than pursuant to the Tender and Option Agreement), the Company represents to Purchaser that the actions set forth in Section 1.2(a) are all the actions required, and are sufficient, to render the relevant antitakeover provisions of
Section 203 of the DGCL inapplicable to the Offer, the Merger, the Tender and Option Agreement and any Other Transactions so long as this Agreement has not been terminated in accordance with its terms.

     (c) The Rights Amendment will be sufficient to render the Rights inoperative with respect to any acquisition of Shares by the Purchaser or any of its affiliates pursuant to this Agreement and/or the Tender and Option Agreement. As a result of the Rights Amendment, the Rights shall not be exercisable as a result of the acceptance for payment of Shares pursuant to the Offer and/or the purchase of Shares by Purchaser pursuant to the Tender and Option Agreement.

     (d) Smith Barney Inc. ("Smith Barney"), the financial advisor to the Company, has delivered to the Board of Directors of the Company its opinion to the effect that as of the date of this Agreement, the $8.75 per Share consideration to be received by the holders of Company Common Stock (other than Purchaser and its affiliates) pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and the Company has delivered a copy of such opinion to the Purchaser.

     (e) The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in this
Section 1.2(a) and Smith Barney has consented to inclusion of its opinion in the Schedule 14D-9 so long as such inclusion is in form and substance satisfactory to Smith Barney.

     3.4 Consents and Approvals, No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder will not:

     (a) subject to the obtaining of any requisite approvals of the Company's stockholders as contemplated by Sections 1.8 and 1.9 hereof, conflict with any provision of the Company's certificate of incorporation or bylaws or the certificate of incorporation or bylaws (or other similar charter documents) of any of its Subsidiaries;

     (b) require any consent, approval, order, authorization or permit of, or registration, filing with or notification to, any governmental or regulatory authority or agency (a "Governmental Entity"), except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) the Schedule 14D-9, (y) the Company Proxy Statement relating to the approval by the Company's Stockholders of this Agreement, if such approval is required by law, and
     (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Tender and Option Agreement and the transactions contemplated hereby and thereby, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

     (c) except as disclosed on Schedule 3.4, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which, individually or in the aggregate, would not (i) result in a Company Material Adverse Effect, (ii) materially impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

     (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company or any Subsidiary, in such a manner as to (i) result in a Company Material Adverse Effect, (ii) materially impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement; or

     (e) except as disclosed in Schedule 3.4, result in the creation of any lien, charge or encumbrance upon any shares of capital stock, properties or assets of the Company or its Subsidiaries under any agreement or instrument to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound.

     3.5 Company SEC Reports. The Company has filed with the SEC, and has heretofore delivered to Purchaser true and complete copies of each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed with the SEC since July 26, 1992, under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Company SEC Reports"). As of the respective dates such Company SEC Reports were filed or, if any such Company SEC Reports were amended, as of the date such amendment was filed, each of the Company SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act.

     3.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in the Company SEC Reports and the Company's unaudited consolidated balance sheet as of April 26, 1996 (collectively, the "Financial Statements"), have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments which would not be material in amount or effect) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments which would not be material in amount or effect and the absence of financial footnotes in the case of any unaudited interim financial statements).

     3.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Company SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business since January 31, 1996, and consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations of any nature (contingent or otherwise). As of the date hereof, the total amounts of principal and unpaid interest outstanding under the Company's credit agreement with BayBank do not exceed $31 million in the aggregate, and the long-term principal portions thereof (including such amounts as are required to be classified as current debt under GAAP) do not exceed $10 million.

     3.8 Absence of Certain Changes. Except as disclosed in the Company SEC Reports, since January 31, 1996, the Company and its Subsidiaries have conducted their respective businesses only in, have not engaged in any transaction other than according to, the ordinary and usual course, and there has not been (a) any event, circumstance, condition, development or occurrence which has or is reasonably likely to have a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company or any of its Subsidiaries; (c) any change by the Company in accounting principles, practices or methods; (d) any labor dispute or difficulty which is reasonably likely to result in any Company Material Adverse Effect, and to the Company's knowledge no such dispute or difficulty is now threatened; (e) any material asset sold, disposed of (except inventory sold in the ordinary course of business) mortgaged, pledged or subjected to any lien, charge or other encumbrance; (f) except as set forth on Schedule 3.8, any increase in the compensation payable or which could become payable by the Company or any of its Subsidiaries to their directors, officers, employees, distributors, dealers or sales representatives; (g) any amendment of any employee benefit plan, except as disclosed in Schedule 3.8; (h) any issuance, transfer, sale or pledge by the Company or its Subsidiaries of any shares of stock or other securities or of any commitments, options, rights or privileges under which the Company or its Subsidiaries is or may become obligated to issue any shares of stock or other securities, other than pursuant to Options and Warrants outstanding on the date hereof; (i) except as set forth on Schedule 3.8, any indebtedness incurred by the Company or its Subsidiaries, except such as may have been incurred in the ordinary course of business and consistent with past practice; (j) any loan made or agreed to be made by the Company or its Subsidiaries, nor has the Company or its Subsidiaries become liable or agreed to become liable as a guarantor with respect to any loan; (k) any waiver by the Company or its Subsidiaries of any right or rights of material value or any payment, direct or indirect, of any material debt, liability or other obligation; (l) any change in or amendment to the certificate of incorporation or bylaws (or similar charter documents) of the Company or its Subsidiaries; (m) any change in the Company's or any of its Subsidiaries' relations with, or any loss or threat of loss of, any of the Company's important suppliers or customers, which would result in a Company Material Adverse Effect; (n) any termination, cancellation or waiver of any contract or other right which would result in a Company Material Adverse Effect;
(o) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties or business of the Company and its Subsidiaries taken as a whole, or any deterioration in the operating condition of the assets of the Company and its Subsidiaries which would have a Company Material Adverse Effect; or (p) any payment made to affiliates of the Company other than in accordance with the terms of existing employment agreements or documents evidencing indebtedness owing to such affiliates.

     3.9   Taxes.

     (a) The Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

     (b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.

     (c) No Audit (as defined below) by a Tax Authority (as defined below) is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, the Company or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of the Company or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries, except liens for current Taxes not yet due.

     (d) Neither the Company nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

     (e) Neither the Company nor its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes pursuant to any Tax sharing, Tax indemnity, or similar agreements.



As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes; and (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

     3.10   Litigation.  Except as disclosed in the Company SEC Reports or on
Schedule 3.10 hereto, and except for claims of the type described on Schedule
3.16 hereto, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against or affecting the Company, any Subsidiaries of the Company or any of the directors or officers of the Company or any of its Subsidiaries in their capacity as such that, individually or in the aggregate, allege damages of $100,000 or more. Neither the Company nor any of its Subsidiaries, nor any officer, director or employee of the Company or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other governmental or regulatory authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Subsidiary nor, to the knowledge of the Company, is the Company, any Subsidiary or any officer, director or employee of the Company or its Subsidiaries under investigation by any Governmental Entity related to the conduct of the Company's business. There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring the Company or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties.

     3.11   Employee Benefit Plans, ERISA.

     (a) Schedule 3.11 contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of
Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or former employee of the Company or any ERISA Affiliate whether formal or informal and whether legally binding or not (the "Plans").
Schedule 3.11 identifies each of the Plans that is an "employee welfare benefit plan" or "employee pension benefit plan" as such terms are defined in Sections 3(l) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of the Company or any ERISA Affiliate.

     (b) With respect to each of the Plans, the Company has heretofore delivered to Purchaser true and complete copies of each of the following documents: (i) a copy of each Plan (including all amendments thereto); (ii) a copy of the annual report, if required under ERISA, with respect to each Plan for the last three years; (iii) a copy of the actuarial report, if required under ERISA, with respect to each Plan for the last three years; (iv) a copy of the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA with respect to each Plan, and all other material employee communications relating to each Plan; (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (vi) all contracts relating to the Plans with respect to which the Company or any ERISA Affiliate may have any liability, including without limitation insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as from time to time amended (the "Code").

     (c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full.

     (d) Neither the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.

     (e) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

     (f) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.

     (g) Neither the Company nor any ERISA Affiliate currently maintains or previously has maintained an ERISA Plan subject to Section 501(c)(9) of the Code.

     (h) Except as set forth on Schedule 3.11, no amounts payable under the Plans or any other agreement or arrangement to which the Company or any ERISA Affiliate is a party will fail to be deductible for Federal income tax purposes by virtue of Section 280G of the Code.

     (i) No "leased employee," as that term is defined in Section 414(n) of the Code, performs services for the Company or any ERISA Affiliate.

     (j) Except for those Plans and other arrangements listed on Schedule 3.11, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law, death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates, or benefits, the full cost of which is borne by the current or former employee (or his beneficiary)).

     (k) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or an ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

     3.12   Environmental Liability.

     (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely hazardous, or toxic under the following federal statutes and their state counterparts, as well as these statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Atomic Energy Act, the Resource Conservation and Recovery Act, the Clean Air Act and the Hazardous Materials Transportation Act; (B) any asbestos or asbestos-containing material, petroleum and petroleum products, including crude oil and any fractions thereof, natural gas, natural gas liquids, synthetic gas or polychlorinated biphenyls; or (C) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) "Environmental Law" means any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, authorization, judgment, order, or other requirement having the force and effect of law whether local, state or national, to the extent enacted and in effect on or prior to the Closing Date, relating to: (A) emissions, discharges, spills, releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances into ambient air, surface water, ground water, water courses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances: (C) the regulation of storage tanks; or (D) otherwise relating to pollution or protection of the environment or the protection of human health from environmental hazards.

     (b) Except as disclosed in the Company SEC Reports or in Schedule 3.12 hereto, (i) neither the Company nor any Subsidiary is in violation of any Environmental Law except for any violation that would not individually or in the aggregate result in liability to the Company in excess of $100,000; (ii) the Company and each Subsidiary have all permits, licenses and other authorizations required under any Environmental Law; (iii) no Hazardous Substances have been used, stored, manufactured or processed by the Company or any Subsidiary, except as reasonably necessary to conduct the business of the Company and the Subsidiaries, and in compliance with all laws, ordinances and regulations applicable to the use, storage or manufacture thereof, nor to the knowledge of the Company has any third party used, stored, manufactured or processed any Hazardous Substances on the property owned or leased by the Company except in compliance with Environmental Law; (iv) there has been no disposal, release or threatened release of Hazardous Substances by the Company or any Subsidiary, nor to the knowledge of the Company has there been any disposal, release or threatened release of Hazardous Substances from or to the property owned or leased by the Company; (v) to the knowledge of the Company, none of the properties owned or leased by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance nor has the Company contaminated (including, without limitation, soils and surface and groundwaters) with Hazardous Substances, the properties owned or leased by it or any Subsidiary; (vi) to the knowledge of the Company, neither the Company nor any Subsidiary is or is threatened to be named as a potentially responsible party with respect to any off-site contamination; and (vii) neither the Company nor any Subsidiary has received any written notice of violation of or liability under any Environmental Law and the Company is not aware of any circumstances that could reasonably be expected to give rise to such notice.

     (c) Without in any way limiting the generality of the foregoing, except as disclosed in the Company SEC Reports or in Schedule 3.12 hereto, (i) the Company does not store, dispose of or arrange for the disposal of Hazardous Substances at on-site or off-site locations except in compliance with Environmental Law, (ii) the Company does not own any underground storage tanks,
(iii) there is no asbestos contained in or forming part of any building, building component. structure or office space owned or leased by the Company, and (iv) there are no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property owned or leased by the Company, except in the case of subsections (iii) and (iv) for such conditions as would not involve or require the expenditure of more than $100,000 in the aggregate to remediate.

     3.13 Compliance with Applicable Laws. Except as disclosed in the Company SEC Reports or in a Schedule to this Agreement or as would not result in a Company Material Adverse Effect, neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected.

     3.14 Material Contracts. Schedule 3.14 hereto sets forth a true and correct list of any and all agreements, contracts, purchase or installment agreements, indentures, leases, mortgages, licenses, plans, arrangements, commitments (whether written or oral) and instruments (collectively, "contracts") that are material to the Company and its Subsidiaries (the "Material Contracts"); provided, however, that Schedule 3.14 need not list such Material Contracts that are specifically filed as exhibits to the Company SEC Reports. True and complete copies of each written Material Contract, or form thereof and true and complete written summaries of each oral Material Contract have been made available to Purchaser by the Company prior to the date hereof. Except as disclosed in the Company SEC Reports, any Schedule to this Agreement or as set forth on Schedule 3.14, (i) Each Material Contract is a valid, binding and enforceable agreement of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto and will, subject to the satisfaction of the conditions in
Article VII, continue to be valid, binding and enforceable immediately after the Closing, except as such enforcement may be subject to bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors' rights, and as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (ii) as of the date hereof, the Company has no reason to believe that the Company or the relevant Subsidiary will not be able to fulfill in all material respects all of its obligations under the Material Contracts which remain to be performed after the date hereof and (iii) to the knowledge of the Company, there has not occurred any material default (or event which upon provision of notice or lapse of time or both would become such a default) under any of the Material Contracts on the part of the Company or the relevant Subsidiary party thereto.

     3.15   Patents, Marks, Trade Names, Copyrights and Registrations.

     (a) The Company has all right, title and interest in all Intellectual Property (as defined below) used in or necessary for the business of the Company and its Subsidiaries as now conducted and the consummation of the transactions contemplated hereby will not alter or impair in an adverse manner such Intellectual Property rights.

     (b) "Intellectual Property" includes United States and foreign inventions, invention disclosures, patents, inventors' certificates, utility models, trademarks, service marks, trade names, copyrights, mask work registrations, trade secrets (including processes and software programs), registrations and applications therefor, and past, present and future causes of action and remedies therefor.

     (c) To the knowledge of the Company, the Company and its Subsidiaries are not in default under any material agreement pursuant to which it is licensing Intellectual Property of a third party or granting licenses to its own Intellectual Property. The Company has not notified any other party of an alleged default of any such agreement. The Company has not received any communications alleging that the Company has violated in any material respect any other person's Intellectual Property rights or has engaged in unfair competition against such person.

     (d) To the knowledge of the Company, the Company and its Subsidiaries do not now infringe or misappropriate any third party's Intellectual Property rights and do not have any material liability for any past infringement or misappropriation. No material dispute or disagreement involving the Company or any of its Subsidiaries exists or is, to the knowledge of the Company, threatened with regard to any third party Intellectual Property right, including any allegation of

Intellectual Property infringement or misappropriation or of any breach or default of an Intellectual Property license or similar agreement.

     3.16   Labor Matters.   Schedule 3.16 sets forth each collective bargaining
agreement, contract or other agreement or understanding with a labor union or labor organization to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound. There are no controversies pending or, to the best knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees. To the best knowledge of the Company, there are no activities or proceedings of any labor union to organize any non-unionized employees. Neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract and, except as listed on Schedule 3.16, there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract nor any unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving any alleged claims in excess of $25,000. There is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

     3.17 Real Property. The Company and the Subsidiaries have good and marketable title to the real property they own and valid leasehold interests in the real properties leased. Except as disclosed in the Company SEC Reports, each parcel of real property owned or leased by the Company or any Subsidiary is owned or leased free and clear of all mortgages, liens, security interests, or other claims of third parties of any kind (collectively, "Liens"), other than
(A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and as to none of which is the Company delinquent with respect to the underlying obligation and (D) all matters of record, Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not have a Company Material Adverse Effect (collectively, "Permitted Liens").

     3.18   Disclosure Documents.

     (a) Each document filed or required to be filed by the Company with the SEC in connection with the Offer, the Merger or the transactions contemplated hereby (the "Company Disclosure Documents"), including, without limitation, the
Schedule 14D-9, the Company Proxy Statement and any amendments or supplements to any thereof will comply as to form in all material respects with the applicable requirements of the Exchange Act.

     (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to any stockholder of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing with the SEC or any other governmental authority of any Company Disclosure Documents (other than the Company Proxy Statement), at the time of any distribution thereof and throughout the remaining pendency of the Offer, each such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this subsection (b) will not apply to statements or omissions in the Company Disclosure Documents based upon information furnished in writing to the Company by Purchaser specifically for use therein.

     (c) The information with respect to the Company or any Company Subsidiary furnished by the Company or its affiliates to Purchaser in writing specifically for use in the Offer and the Offer Documents shall not contain, as of the date the Offer Documents are filed, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading. If any such information provided by the Company or its affiliates shall, after the filing of the Offer Documents, become false or misleading in any material respect, the Company shall promptly notify Purchaser and update such information in writing.

     (d) Any information disclosed on a particular Schedule hereto shall be deemed to have been disclosed in connection with all other Schedules hereto.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to the Company as follows:

     4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power to carry on its business as it is now being conducted and as it is now proposed to be conducted. Purchaser is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws. Purchaser has made available to the Company a complete and correct copy of its certificate of incorporation and bylaws and, as so delivered, such documents are in full force and effect.

     4.2 Authority Relative to this Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of Purchaser have been duly and validly authorized by the Board of Directors of Purchaser and by Parent as the sole stockholder of Purchaser and no other corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and is a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, except (a) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.3 Consent and Approvals, No Violation. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation of the transactions contemplated hereby, will:

     (a) conflict with any provision of the certificate of incorporation or bylaws of Purchaser;

     (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of the Schedule 14D-1, the Company Proxy Statement relating to the approval by the Company's stockholders of the Agreement as contemplated by Section 1.8 of the Agreement, if such approval is required by law, and such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Tender and Option Agreement and the transactions contemplated hereby and thereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and
(iv) where the failure to obtain such consents, approvals, authorizations or permits or the failure to make such filings or notifications would not have a material adverse effect on the financial condition, business or results of operations of Purchaser;

     (c) except as disclosed to the Company in writing by Purchaser, conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, lease, mortgage, license, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a material adverse effect on the financial condition, business, properties or results of operations of Purchaser; or

     (d) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Purchaser in such a manner as to result in a material adverse effect on the financial condition, business, properties or results of operations of Purchaser.

     4.4 Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion in the Company Proxy Statement or the Schedule 14D-9 will, at the date mailed to the Company's stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

     4.5 Financing. Parent has entered into, and furnished to the Company a copy of, the Financing Commitment Letter with NBD Bank. Subject to the terms and conditions specified therein, the Financing Commitment Letter will provide Purchaser funds sufficient in amount to consummate the Offer and Merger pursuant to this Agreement. The Financing Commitment Letter is in full force and effect as of the date of the Agreement.

     4.6 Purchaser's Operations. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     4.7 No Shares Owned by Purchaser or Affiliates. As of the date hereof, neither Purchaser nor any of its affiliates owns any Shares.

     4.8 Disclosure Documents. Each document filed or required to be filed with the SEC in connection with the Offer, the Merger and the transactions contemplated hereby (the "Purchaser Disclosure Documents"), and any amendments or supplements to any thereof, will comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time of filing with the SEC or any other governmental authority of any Purchaser Disclosure Documents, at the time of distribution thereof and throughout the remaining pendency of the Offer, each such Purchaser Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.8 will not apply to statements or omissions in the Purchaser Disclosure Documents based upon information furnished in writing to the Purchaser by the Company specifically for use therein.

                                   ARTICLE V
                       CONDUCT OF BUSINESS BY THE COMPANY

     The Company agrees that, after the date hereof, and prior to the time the directors of the Purchaser have been elected to the Board of Directors of the Company pursuant to Section 1.3, except as expressly contemplated by this Agreement, or as agreed in writing by Purchaser:

     5.1 Ordinary Course. The Company and each of its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use their reasonable efforts consistent with past practice and policies to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their existing relationships with customers, suppliers, lessors, lessees, creditors and others having business dealings with them. The Company will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

     5.2 Dividends, Changes in Stock. The Company shall not, and shall not cause or permit any of its Subsidiaries to, (a) declare, set aside or pay any dividends on or make other distributions in respect of any shares of its capital stock, (b) split, combine or reclassify any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or (c) propose to do any of the foregoing.

     5.3 Issuance or Repurchase of Securities. The Company shall not, and shall not cause or permit any of its Subsidiaries to, issue, pledge, deliver, sell or transfer or authorize or propose the issuance, pledge, delivery, sale or transfer of, or repurchase, redeem or otherwise acquire directly or indirectly, or propose the repurchase, redemption or other acquisition of, any shares of capital stock of any class of the Company or its Subsidiaries, or any options, warrants or other rights exercisable for or securities convertible into or exchangeable for, any such shares (or enter into any agreements, arrangements, plans or understandings with respect to any of the foregoing), other than pursuant to the exercise of outstanding Options, Warrants or Convertible Debentures pursuant to the terms thereof as of the date hereof.

     5.4 Governing Documents, Board of Directors. The Company shall not, and shall not cause or permit any of its Subsidiaries to, propose or adopt any amendment to its or their certificate of incorporation or bylaws (or similar charter documents) or take any action to alter the size or composition of its Board of Directors, except as specifically contemplated by Section 1.3(a) hereof.

     5.5 No Dispositions. The Company shall not, and shall not cause or permit any of its Subsidiaries to, transfer, sell, lease, license, mortgage or otherwise dispose of or encumber any material assets, or enter into any commitment to do any of the foregoing, other than in the ordinary and usual course of business, consistent with past practice.

     5.6   Indebtedness.

     (a) The Company shall not, and shall not cause or permit any of its Subsidiaries to, incur, become subject to, or agree to incur any debt for borrowed money except for borrowings under existing terms of credit in the ordinary course of business or incur or become subject to any other material obligation or liability (absolute or contingent), except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with prior practice.

     (b) The Company shall not pay or be liable for prepayment or other penalties in connection with the early retirement of any Company indebtedness for borrowed money, other than as a result of the transactions contemplated hereby.

     5.7 Employees. The Company shall not, and shall not cause or permit any of its Subsidiaries to, make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, enter into any new collective bargaining agreement, enter into or amend any employment, severance, termination or other agreement or make any loans to any of its officers, directors, employees, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on consummation of the Offer, the Merger or otherwise.

     5.8 Benefit Plans. The Company shall not, and shall not cause or permit any of its Subsidiaries to (a) pay, agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee except in the ordinary course of business and consistent with past practice or as permitted by this Agreement; (b) pay or agree to pay or make any accrual or arrangement for payment to any employees of the Company or any of its Subsidiaries of any amount relating to unused vacation days other than pursuant to Company policies and plans in effect on January 31, 1996, and in a manner consistent with past practice; (c) commit itself or themselves to adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present other than pursuant to Company policies and plans in effect on January 31, 1996, and in a manner consistent with past practice; or (d) amend in any material respect any such existing plan, agreement or arrangement, except as contemplated by Section 7.2.

     5.9 Taxes. The Company and each of its Subsidiaries shall (i) properly prepare and file all material reports or Tax Returns required by the Company or any Subsidiary to be filed with any governmental or regulatory authorities with respect to its business, operations, or affairs, and (ii) pay in full and when due all Taxes indicated on such Tax Returns or otherwise levied or assessed upon the Company, its Subsidiaries or any of their assets and properties unless such Taxes are being contested in good faith by appropriate proceedings and reasonable reserves therefor have been established in accordance with GAAP.

     5.10 Consultation and Cooperation. The Company and each of its Subsidiaries shall (i) report on a regular basis, at reasonable times, to a representative designated by Purchaser regarding material operational matters and financial matters (including monthly unaudited financial information); (ii) promptly and regularly notify Purchaser of any change in the normal course or operation of its business or its properties and of any material development in the business or operations of the Company and its Subsidiaries (including without limitation any Company Material Adverse Effect or any governmental or third party claims, complaints, investigations or hearings, or communications indicating that the same may be forthcoming or contemplated); (iii) cooperate with Purchaser and its affiliates and representatives in arranging for an orderly transition in connection with the transfer of control of the Company, including without limitation arranging meetings among the Company, its vendors, suppliers and customers and representatives of Purchaser and its affiliates; and
(iv) deliver to Purchaser concurrently with filing with the SEC true and correct copies of any report, statement or schedule filed by the Company with the SEC subsequent to the date of this Agreement.

     5.11 Additional Matters. The Company shall not, and shall not cause or permit any of its Subsidiaries to:

     (a) enter into, amend or terminate any agreements, commitments or contracts which, individually or in the aggregate, have a Company Material Adverse Effect, or waive, release, assign or relinquish any material rights or claims thereunder, except in the ordinary course of business, consistent with past practice; or authorize any new capital expenditure or expenditures which, individually is in excess of $450,000 or, in the aggregate, are in excess of $2,000,000;

     (b) discharge or satisfy any lien or encumbrance or payment of any obligation or liability (absolute or contingent) other than current liabilities in the ordinary course of business;

     (c) cancel or agree to cancel any material debts or claims, except in each case in the ordinary course of business;

     (d)   waive any rights of substantial value;

     (e) pay, discharge, satisfy or settle any litigation or other claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise) involving the payment by the Company or any of its Subsidiaries of more than $100,000;

     (f)   make any equity investments in third parties;

     (g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or otherwise make any material change in the conduct of the business or operations of the Company and its Subsidiaries taken as a whole; or

     (h) agree in writing or otherwise to take any of the foregoing actions or any other action which would constitute a Company Material Adverse Effect in any of the items and matters covered by the representations and warranties of the Company set forth in Article III.


                                   ARTICLE VI
                              ADDITIONAL COVENANTS

     6.1   No Solicitation.

     (a) The Company and its Subsidiaries and affiliates will not, and the Company and its Subsidiaries and affiliates will use their reasonable efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents do not, directly or indirectly, initiate, solicit, encourage or participate in, or provide any information to any Person (as defined below) concerning, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below) of the Company or any Subsidiary or affiliate or an inquiry with respect thereto. The Company shall, and shall cause its Subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to an appropriate confidentiality agreement, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal (x) if such entity or group has submitted a bona fide written proposal to the Board of Directors of the Company relating to any such transaction and (y) if, in the opinion of the Board of Directors of the Company, after consultation with independent legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties under applicable law.

     (b) The Company shall promptly notify Purchaser of any such offers, proposals or Acquisition Proposals (including without limitation the terms and conditions thereof and the identity of the Person making it). The Company shall give Purchaser written notice (an "Intent Notice") of any Acquisition Proposal that the Company intends to accept at least two business days prior to accepting such offer or otherwise entering into any agreement or understanding with respect thereto. For purposes hereof, any modification of an Acquisition Proposal shall constitute a new Acquisition Proposal.

     (c) As used in this Agreement, "Acquisition Proposal" when used in connection with any Person shall mean any tender or exchange offer involving such Person, any proposal for a merger, consolidation or other business combination involving such Person or any subsidiary of such Person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, such Person or any subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person, or any subsidiary of such Person or any public announcement of a proposal, plan or intent to do any of the foregoing; provided, however, that, as used in this Agreement, the term "Acquisition Proposal" shall not apply to any transaction of the type described in this subsection (c) involving Purchaser or its affiliates. As used in this Agreement, "Person" shall mean any corporation, partnership, person or other entity or group (including the Company and its affiliates and representatives, but excluding Purchaser or any of its affiliates or representatives).

     6.2 Access to Information. Between the date of this Agreement and the Effective Time, upon reasonable notice and at reasonable times, the Company shall (and shall cause each of its Subsidiaries to) (i) provide Purchaser and its officers, employees, accountants, counsel, financing sources and other agents and representatives reasonable access to all plants, offices, warehouses and other facilities and to all contracts, internal reports, data processing files and records, Federal, state, local and foreign tax returns and records, commitments, books, records and affairs of the Company and its Subsidiaries, whether located on the premises of the Company or one of its Subsidiaries or at another location; (ii) furnish promptly to Purchaser a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or regulations; (iii) permit Purchaser to make such inspections as it may require; (iv) cause its officers and the officers of its Subsidiaries to furnish Purchaser such financial, operating, technical and product data and other information with respect to the business and properties of the Company and its Subsidiaries as Purchaser from time to time may request, including without limitation financial statements and schedules; (v) allow Purchaser the opportunity to interview such employees, vendors, customers, sales representatives, distributors and other personnel of the Company with the Company's prior written consent, which consent shall not be unreasonably withheld; and (vi) assist and cooperate with Purchaser in the development of integration plans for implementation by the Surviving Corporation following the Effective Time; provided, however, that no investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty made by the Company herein. Until the Effective Time, materials furnished to Purchaser pursuant to this Section 6.2 may be used by Purchaser for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

     6.3 HSR Act. The Company and Purchaser shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters.

     6.4 Consents and Approvals. Each of the Company and Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement, and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their respective subsidiaries in connection with this Agreement, and the transactions contemplated hereby. Each of the Company and Purchaser will, and will cause their respective subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Purchaser, the Company or any of their respective subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     6.5 Notification of Certain Events. The Company shall promptly notify Purchaser of:

     (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

     (c) any action, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary on the date of this Agreement which could interfere with the consummation of the transactions contemplated by this Agreement or could result in a Company Material Adverse Effect; and

     (d) the occurrence, or non-occurrence, of any event which, to the knowledge of the Company, would cause either (i) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any condition set forth in Annex B to be unsatisfied at any time from the date hereof to the date Purchaser purchases Shares pursuant to the Offer, (iii) any condition set forth in Article VII hereof to be unsatisfied at any time from the date hereof to the Effective Time or (iv) any material failure by the Company to comply with or satisfy any covenant, condition or agreement to be complied with hereunder; provided that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

     6.6 Brokers or Finders. Each of Purchaser and the Company represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Smith Barney, whose fees and expenses will be paid by the Company, in accordance with the agreements with such firm (copies of which have been delivered by the Company), and each of Purchaser and Company agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

     6.7 Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger, and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of stockholders of the Company required so to vote as described in Section 6.11 hereof. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of Purchaser or the Company, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

     6.8   Benefit Plans and Certain Contracts.

     (a) From and after the Effective Time, subject to applicable law, Purchaser will honor in accordance with their terms, all Company Benefit Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis in any Company Benefit Plan.

     (b) Those employees of the Company and its Subsidiaries whose employment is continued by the Surviving Corporation after the Closing Date shall be employed on terms consistent with the Company's current employment practices and at comparable levels of compensation and positions. Subject to the obligations of the Surviving Corporation under existing employment agreements, all such employment shall be at will and the Surviving Corporation shall be under no obligation to continue to employ any individuals. For purposes of eligibility to participate in and vesting in various benefits (but not for determination of benefits) provided to employees, employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries.

     (c) Prior to the Effective Time of the Merger, the Company shall enter into an employment contract with Roger R. Phillips providing for the employment of Mr. Phillips until December 31, 1997, at a compensation not less than he is receiving at the date of this Agreement.

     6.9   Directors' and Officers' Indemnification.

     (a) For six years after the earlier of (i) the date on which the designees of Purchaser have been elected to the Board of Directors of the Company pursuant to Section 1.3 hereof and constitute a majority of the members thereof and (ii) the Effective Time, the Surviving Corporation shall keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the indemnified parties (the "Indemnified Parties") to the fullest extent permitted under the DGCL, provided, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL, the Surviving Corporation's Certificate of Incorporation or Bylaws, shall be made by independent counsel mutually acceptable to Purchaser and the Indemnified Party.

     (b) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance policy for a period of three years after the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided, further, that if the existing director's liability insurance expires, is terminated or cancelled during such period, the Surviving Corporation will use its best efforts to obtain substantially similar insurance; provided, however, that in no event shall the Company be required to pay aggregate annual premiums for insurance under this Section 6.9 in excess of 150% of the aggregate annual premiums paid by the Company in 1995 (the "1995 Premiums"). In the event that, but for the last proviso of the immediately preceding sentence, the Surviving Corporation would be required to expend more than 150% of the 1995 Premiums, the Surviving Corporation shall nonetheless purchase the maximum amount of such insurance obtainable by payment of annual premiums equal to 150% of the 1995 Premiums.

     (c) Purchaser shall have entered into an Indemnity Agreement with the directors and certain officers of the Company as of the date of this Agreement in the form of Annex C hereto.

     6.10 Publicity. The initial announcements of the execution of this Agreement, the Offer, the Merger and the transactions contemplated hereby shall be subject to the prior review and approval of both Purchaser and the Company. Thereafter, so long as this Agreement is in effect and subject to Section 6.1 hereof, neither the Company, Purchaser nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

     6.11 Stockholders' Meeting; Proxy Material. Unless Purchaser acquires at least 90% of the outstanding Shares, in which case Purchaser shall cause the merger to take place without a vote of the Company's stockholders as permitted under the DGCL, if required by applicable law, the Company shall cause a special meeting of its stockholders (the "Company Stockholders Meeting") to be duly called and held as soon as reasonably practicable after the purchase of Shares pursuant to the Offer for the purpose of acting upon proposals to approve this Agreement and all actions contemplated hereby that require the approval of the Company's stockholders. The Board shall recommend approval and adoption of this Agreement by the Company's stockholders, unless otherwise required by the fiduciary duties of the Board under applicable law as advised by independent legal counsel (who may be the Company's regularly engaged legal counsel). In connection with the Company Stockholders Meeting, the Company shall in accordance with applicable law and after consultation with the Buyer, prepare and file with the SEC a preliminary Company Proxy Statement relating to the matters to be considered at the Company Stockholders Meeting, respond promptly to any comments made by the SEC with respect to the preliminary Company Proxy Statement and cause a definitive Company Proxy Statement to be mailed to its stockholders.

     6.12 Rights Agreement. Except for the amendments contemplated by Section 1.2(a) hereof or amendments approved in writing by the Purchaser, the Company will not, following the date hereof, amend the Rights Agreement in any manner unless and until this Agreement has been terminated pursuant to Section
8.1(c)(ii) or (iii).   In addition the Company covenants and agrees that it will
not redeem the Rights unless such redemption is consented to in writing by Purchaser prior to such redemption.





                                  ARTICLE VII
                                   CONDITIONS

     7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

     (a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Federal, state, local or foreign governmental or regulatory authority necessary for the consummation of the Merger and the transactions contemplated by this Agreement shall have been filed, occurred or been obtained and shall be in effect at the Effective Time.

     (b) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order precluding, restraining, enjoining, preventing or prohibiting the consummation of the Merger shall have been issued by any Federal, state or foreign court or other governmental or regulatory authority and remain in effect.

     (c) Statutes. No Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits the consummation of the Merger or would make the consummation of the Merger illegal.

     (d) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote required of the stockholders of the Company, if required pursuant to the Company's certificate of incorporation and applicable Delaware law, in order to consummate the Merger.

     (e) Purchase of Shares in Offer. Purchaser shall have purchased Shares of Company Common Stock sufficient to meet the Minimum Condition pursuant to the Offer.

     7.2 Conditions to Purchaser's Obligation to Effect the Merger. The obligations of the Purchaser to effect the Merger shall also be subject to the satisfaction or waiver by Purchaser on or prior to Closing Date of the following conditions:

     (a) Options and Warrants. The Company shall have taken action to terminate all incentive plans or programs pursuant to which Options have been or may be issued. The Company shall use its best efforts to (i) receive, prior to the Effective Time, a cancellation agreement from each holder of an outstanding Option or Warrant, in form and substance satisfactory to Purchaser, acknowledging the cancellation and termination of such Options or Warrants, as the case may be or (ii) arrange for the exercise of such outstanding Options or Warrants. Such cancellation agreements, if any, shall provide that in consideration for the cancellations of the Options and/or Warrants, the Surviving Corporation shall pay to each holder thereof, promptly after the Effective Time, an amount (less any applicable withholding and employment taxes) equal to the amount by which the Merger Consideration exceeds the exercise price per share of Company Common Stock underlying each outstanding Option, or the strike price per share of Company Common Stock underlying each outstanding Warrant, multiplied by the number of shares of Company Common Stock covered by such vested Options or Warrants, as the case may be.

     (c) Non-Competition Payments. Each of John G. Owens and Allan B. Freedman shall have amended or terminated their existing respective Noncompetition Agreements with the Company, and each of Louis T. Enos, Phillip Kusky and E. Gordon Young shall have amended or terminated their respective Employment Agreements with the Company, in each case to provide that no payments to be made thereunder shall be accelerated by virtue of the Offer or the Merger.

                                  ARTICLE VIII
                                  TERMINATION

     8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

     (a) By Mutual Consent. By mutual consent of the Board of Directors of Purchaser and the Board of Directors of the Company.

     (b) By Purchaser or the Company. By either the Board of Directors of Purchaser or the Board of Directors of the Company:

          (i) if shares of Company Common Stock shall not have been purchased pursuant to the Offer on or prior to August 31, 1996; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Purchaser to purchase shares of Company Common Stock pursuant to the Offer on or prior to such date; or

          (ii) if a court of competent jurisdiction or other governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the party seeking termination shall use its reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking termination did not contribute to the cause of action.

     (c)   By the Company.  By the Board of Directors of the Company:

          (i) if, prior to the purchase of Shares sufficient to meet the Minimum Condition by Purchaser pursuant to the Offer, the Company shall have (x) withdrawn, modified or changed in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement or the Merger in order to execute a definitive agreement relating to an Acquisition Proposal by a Person other than Parent, Purchaser or any affiliate of either of them, after consulting with independent legal counsel and determining that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders and (y) paid or caused to be paid the fees provided for in Section 9.1 (b) hereof; or

          (ii) if, prior to the purchase of Shares sufficient to meet the Minimum Condition pursuant to the Offer, Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect; or

          (iii) if (x) Purchaser or any of its affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer (the "Offer Deadline") other than due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex B hereto, or (y) Purchaser shall have failed to waive the Financing Condition by the thirtieth (30th) business day following the commencement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if the Company is in material breach of this Agreement.

     (d)   By Purchaser.  By the Board of Directors of Purchaser:

          (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex B hereto, Purchaser shall have failed to commence the Offer on or prior to the Offer Deadline; provided that Purchaser may not terminate this Agreement pursuant to this Section 8.1(d)(i) if Purchaser (x) is in material breach of this Agreement or (y) has not exercised such right by the close of business on or before the fifth business day following the Offer Deadline; or

          (ii) if Purchaser is not in material breach of the Agreement and either (A) prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed (including by amendment of the Company's Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended, or the Company shall have executed an agreement in principle (or similar agreement) or a definitive agreement relating to, an Acquisition Proposal as provided in Section 8.1(c); or (B) prior to the purchase of shares of Company Common Stock pursuant to the Offer, it shall have been publicly disclosed, or Purchaser shall have learned, that any person, entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act), other than Purchaser or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 14.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right, or warrant, conditional or otherwise, to acquire beneficial ownership of more than 14.9% of any class or series of capital stock of the Company (including the Shares); or

          (iii) if Purchaser shall have terminated the Offer, or the Offer shall have expired without Purchaser purchasing any shares of Company Common Stock thereunder, provided that Purchaser may not terminate this Agreement pursuant to this Section 8.1(d)(iii) if (x) Purchaser has failed to purchase shares of Company Common Stock in the Offer in violation of the material terms thereof or (y) Purchaser has not exercised such right by the close of business on or before the fifth business day following the termination or expiration of the Offer in accordance with its terms; or

          (iv) if, prior to the purchase of Company Common Stock pursuant to the Offer, the Company (x) breaches or fails to perform or comply with any of its covenants and agreements contained herein other than those contained in Sections 5.1 through 5.9, inclusive, in any material respect, or (y) breaches or fails to perform or comply with any of its covenants and agreements contained in Sections 5.1 through 5.9, inclusive, or breaches its representations and warranties in any respect, which breach or failure shall have a Company Material Adverse Effect.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 above, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Purchaser or the Company, or their respective officers, directors or employees, except (a) for fraud or for material breach of this Agreement, (b) as set forth in this
Section 8.2, or Sections 6.10 and 9.1 hereof, (c) to the extent that, and for so long as, Purchaser's designees to the Company's Board of Directors pursuant to
Section 1.3 hereof constitute at least a majority of the members of such Board of Directors, Section 6.9(a) hereof and (d) to the extent that, and for so long as, Purchaser may exercise the Option under the Tender and Option Agreement, the Company shall not take action so as to make the Rights Agreement or the restrictions of Section 203 of the DGCL applicable thereto.

                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1   Fees and Expenses.

     (a) Except as contemplated by this Agreement, including Section 9.1(b) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (b) If (i) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 8.1(c)(i) hereof, or if (ii) the Board of Directors of Purchaser shall terminate this Agreement pursuant to Section 8.1(d)(ii)(A) hereof, or if (iii) the Board of Directors of Purchaser shall terminate this Agreement pursuant to Section 8.1(d)(ii)(B) or Section 8.1(d)(iv) and within nine months of any such termination a Person shall acquire or beneficially own a majority of the then outstanding shares of Company Common Stock or shall have obtained representation on the Company's Board of

Directors or shall enter into a definitive agreement with the Company with respect to an Acquisition Proposal or similar business combination, then, in any such case as described in clause (i), (ii) or (iii), the Company shall pay or cause to be paid to Purchaser (concurrently with the termination of this Agreement in the case of a termination referred to in Section 9.1(b)(i) or
Section 9.1(b)(ii) hereof, upon the consummation of the Acquisition Proposal or similar business combination in the case of a termination referred to in Section 9.1(b)(iii) hereof), an amount equal to $2.1 million.

     9.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the Stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(c) hereof), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the Stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration.

     9.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time.

     9.4 Notices. All notices and other communications hereunder and shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)   if to Purchaser, to:
                Vemco Acquisition Corp.
                33662 James J. Pompo Drive, P.O. Box 278
                Fraser, Michigan  48026-0278
                Telecopy: (810) 294-1960
                Attention: Michael G. Torakis, President

           with a copy to:
                Dykema Gossett PLLC
                400 Renaissance Center
                Detroit, Michigan 48243
                Telecopy No. (313) 568-6915
                Attention: Paul R.  Rentenbach

     (b)   if to the Company, to:
                Bailey Corporation
                700 Lafayette Road, P.O. Box 307

               Seabrook, NH 03874
               Telecopy: (603) 474-5831
               Attention: Roger R.  Phillips, President

          with a copy to:
               Foley Hoag & Eliot
               1 Post Office Square
               Boston, MA 02109-2170
               Telecopy: (617) 832-7000
               Attention: David A. Broadwin

     9.5 Definitions, Interpretation. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.7 Entire Agreement, No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein and therein) and the Confidentiality Agreement dated April 4, 1996 (the "Confidentiality Agreement"), between Venture Industries, Inc., and the Company (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.9 hereof is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and this Agreement shall be reformed to provide the parties with substantially equivalent benefits to those conferred by the deleted provisions hereof.

     9.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to the principles of conflicts of law thereof).

     9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

     9.11 Knowledge. Wherever the word "knowledge" (or variations thereof, including, without limitation, "know" and "knows") appears in Article III of this Agreement, the parties intend that such word be construed to mean the actual knowledge of the Executive Officers of the Company (as such term is defined in the Company Proxy Statement).

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                            VEMCO ACQUISITION CORP.




                                           By:
                                              -----------------------------
                                              Michael G. Torakis, President



                                           BAILEY CORPORATION



                                           By:
                                              -----------------------------
                                              Roger R. Phillips, President

                                    ANNEX A

                                    GUARANTY

     This Guaranty is made as of the June 5, 1996, by VEMCO, INC., VENTURE INDUSTRIES CORPORATION, VEMCO LEASING, INC., VENTURE LEASING COMPANY, VENTURE MOLD & ENGINEERING CORPORATION, VENTURE SERVICE COMPANY, each a Michigan corporation, and VENTURE INDUSTRIES CANADA, LTD., an Ontario corporation (each a "Guarantor" and collectively, the "Guarantors") to Bailey Corporation, a Delaware corporation (the "Company") and to Roger R. Phillips, William A. Taylor, Louis T. Enos, E. Gordon Young, John G. Owens, Allen B. Freedman and Leonard Heilman (each a "Beneficiary" and collectively, the "Beneficiaries") with respect to the obligations of VEMCO ACQUISITION CORP., a Delaware corporation (the "Purchaser").

                                    RECITALS

     A. The Company is willing, on or about the date of this Guaranty, to enter into an Agreement and Plan of Merger with the Purchaser (the "Merger Agreement"), provided that the Guarantors guarantee the obligations of the Purchaser thereunder and with respect to certain related matters; and

     B. Guarantors desire to induce the Company to enter into the Merger Agreement.

     In consideration of the foregoing matters and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors covenant and agree as follows:

     1. GUARANTY OF PAYMENT AND PERFORMANCE. The Guarantors hereby jointly and severally guarantee to the Company and the Beneficiaries the performance of all liabilities, agreements and other obligations of the Purchaser under the Merger Agreement, the Indemnity Agreements between the Purchaser and the Beneficiaries contemplated by Section 6.9(c) of the Merger Agreement, and the Company's obligations under the Noncompetition Agreements between the Company and the Beneficiaries in the forms attached hereto, the Amendment to the Employment and Noncompetition Agreement between the Company and Roger R. Phillips, and the Amendment to the Employment and Noncompetition Agreement between the Company and William A. Taylor, together with all costs of collection, compromise or enforcement, including, without limitation, reasonable attorneys' fees incurred with respect to this Guaranty, or with respect to a proceeding under the federal bankruptcy laws or any insolvency, receivership, arrangement or reorganization law or an assignment for the benefit of creditors concerning Purchaser or any Guarantor, together with interest on all such costs of collection, compromise or enforcement from the date arising (all the foregoing, collectively, the "Obligations"). This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Company or any Beneficiary first attempt to collect any of the Obligations from the Purchaser or resort to any security or other means of obtaining their payment.

     2. UNLIMITED GUARANTY. The liability of the Guarantors hereunder shall be unlimited.

     3. WAIVERS BY GUARANTORS; PURCHASER'S FREEDOM TO ACT. The Guarantors waive presentment, demand, protest, notice of acceptance, notice of obligations incurred and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Purchaser, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantors agree to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agree that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure of the Company or any Beneficiary to assert any claim or demand or to enforce any right or remedy against the Purchaser; (ii) any extensions or renewals of, or alterations of the terms of, any Obligations or any portion thereof (iii) any rescissions, waivers, amendments or modifications of any of the terms or provisions of any agreement evidencing, securing or otherwise executed in connection with any Obligation; (iv) the substitution or release of any entity primarily or secondarily liable for any Obligation; (v) the adequacy of any rights the Company or any Beneficiary may have against any other means of obtaining repayment of the Obligations; (vi) failure to obtain or maintain a right of contribution for the benefit of the Guarantors; or (vii) any other act or omission that might in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a release or discharge of the Guarantors, all of which may be done without notice to the Guarantors.

     4. SUBROGATION. Until the payment and performance in full of all Obligations and any and all obligations of the Purchaser to the Company and the Beneficiaries, the Guarantors shall not exercise any rights against the Purchaser arising as a result of payment by the Guarantors hereunder, by way of subrogation or otherwise, and will not prove any claim in competition with the Company or any Beneficiary in respect of any payment hereunder in bankruptcy or insolvency proceedings of any nature; the Guarantors will not claim any set-off or counterclaim against the Purchaser in respect of any liability of the Guarantors to the Purchaser; and the Guarantors waive any benefit of and any right to participate in any collateral that may be held by the Company or any Beneficiary.

     5. TERMINATION. This Guaranty is irrevocable and shall continue without limit of time.

     6. SUCCESSORS AND ASSIGNS. This Guaranty shall be binding upon the Guarantors, their successors and assigns, and shall inure to the benefit of and be enforceable by the Company, the Beneficiaries and their successors, transferees and assigns.

     7. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Guaranty nor any consent to any departure by the Guarantors therefrom shall be effective unless the same shall be in writing and signed by the Company and the Beneficiaries. No failure on the part of the Company or any Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof of the exercise of any other right.

     8. NOTICES. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class mail postage prepaid or, in the case of telegraphic or telexed notice, when transmitted, answerback received, addressed as set forth below following the signatures hereto, or to such other address as either party may designate in writing.

     9. GOVERNING LAW; CONSENT TO JURISDICTION. This Guaranty is intended to take effect as a sealed instrument and shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts. The Guarantors agree that any suit for the enforcement of this Guaranty may be brought in the courts of The Commonwealth of Massachusetts or the State of Michigan or any Federal Court sitting therein, and consent to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantors by mail at the address set forth at the head of this Guaranty. The Guarantors hereby waive any objection that they may now or hereafter have to the venue of such suit or any such court or that such suit was brought in an inconvenient court.

     10. MISCELLANEOUS. This Guaranty constitutes the entire agreement of the Guarantors with respect to the matters set forth herein. This writing is intended by the parties as a final, complete and exclusive expression of their guaranty agreement. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms. There are no conditions to the full effectiveness of this Guaranty. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of the Obligations. The invalidity or unenforceability of any one or more sections of the Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

     IN WITNESS WHEREOF, the Guarantors have cause this Guaranty to be executed and delivered as a sealed instrument as of the date appearing on page one.


                                        VEMCO, INC.


                                        By:
                                            ----------------------------------
                                            Michael G.  Torakis, President

                                        VENTURE INDUSTRIES CORPORATION


                                        By:
                                            ----------------------------------
                                            Michael G.  Torakis, President

                                        VEMCO LEASING, INC.


                                        By:
                                            ----------------------------------
                                            Michael G.  Torakis, President

                                        VENTURE SERVICE COMPANY


                                        By:
                                            ----------------------------------
                                            Michael G.  Torakis, President

                                        VENTURE LEASING COMPANY


                                        By:
                                            ----------------------------------
                                            Michael G.  Torakis, President

                                        VENTURE MOLD & ENGINEERING CORPORATION


                                        By:
                                            ----------------------------------
                                            Michael G.  Torakis, President

                                        VENTURE INDUSTRIES CANADA, LTD.


                                        By:
                                            ----------------------------------
                                            Michael G.  Torakis, President

Address for Guarantors:
     33662 James J.  Pompo
     P.O. Box 278
     Fraser, MI 48026-0278

Address for Beneficiaries:
     700 Lafayette Road
     P.O. Box 307
     Seabrook, NH 03874

                                    ANNEX B

                         CONDITIONS TO THE TENDER OFFER

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) the applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied or waived, (iii) the Financing Condition has not been satisfied or
(iv) the Company shall not have given notice of redemption for all Convertible Debentures which are redeemable at the Company's option in accordance with their terms or (v) at any time on or after June 5, 1996, and before the time for payment for Shares, any of the following events shall exist :

     (a) any domestic or foreign Federal, state or local governmental, regulatory or administrative agency or authority or legislative body or commission shall have instituted any action, proceeding, application, claim
or suit, or shall have   promulgated, entered, enforced, enacted, proposed,
issued or made applicable to the Offer or the Merger any statute, rule, regulation, judgment, order or injunction which directly or indirectly (1) challenges, seeks to make illegal, prohibits or makes illegal, or imposes any material limitations on, Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the businesses or assets of it or of the Company or its Subsidiaries, or compels Purchaser or its affiliates to dispose of or hold separate any material portion of the business or assets of the Company or its subsidiaries, taken as a whole,
(2) challenges, seeks to make illegal, prohibits or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares,
(4) imposes material limitations on the ability of Purchaser to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters presented to the Company's Stockholders, (5) seeks to obtain or obtains material damages as a result of the transactions contemplated by the Offer or the Merger, or (6) seeks to require divestiture by Purchaser or any of its subsidiaries or affiliates of any Shares, and in the case of (5) or (6) above, is likely to have a Company Material Adverse Effect, provided that Purchaser shall have used reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

     (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. or any other securities market for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions),
(2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any foreign or United States governmental authority on the extension of credit by banks or other financial institutions,
(5) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on June 5, 1996, or (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (c) the Company shall have breached or failed to perform or comply with any of its covenants and agreements contained in the Merger Agreement other than those contained in Sections 5.1 through 5.9, inclusive, in any material respect, or the Company shall have breached or failed to perform or comply with any of its covenants and agreements contained in Sections 5.1 through 5.9, inclusive, which breach or failure shall have a Company Material Adverse Effect, or the Company shall have breached its representations and warranties in any respect, which breach shall have a Company Material Adverse Effect;

     (d) since the date of the Merger Agreement, there shall have occurred any change in the financial condition, business, or results of operations of the Company and its Subsidiaries that, or any event, condition, occurrence or development of a state of circumstances or facts which individually or in the aggregate, constitutes a Company Material Adverse Effect;

     (e) the Merger Agreement shall have been terminated in accordance with its terms;

     (f) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Purchaser or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule l3d-3 promulgated under the Exchange Act) of more than 14.9% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 14.9% of any class or series of capital stock of the Company (including the Shares); or (ii) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to an Acquisition Proposal or other business combination with the Company;

     (g) the Company's Board of Directors shall have withdrawn, or modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal, which in the judgment of Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Purchaser giving rise to such condition) makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part at any time and from time to time in the discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                    ANNEX C

                              INDEMNITY AGREEMENT

     THIS INDEMNITY AGREEMENT (this "Agreement"), effective as of June 5, 1996, between VEMCO ACQUISITION CORP., a Delaware corporation (the "Purchaser"), and ________________ ("Indemnitee"),

                                WITNESSETH THAT:

     WHEREAS, Purchaser is acquiring or has acquired control of Bailey Corporation (the "Company"); and

     WHEREAS, the Company and certain of its officers and directors, including Indemnitee, may be subject to certain legal liabilities, including but not limited to liabilities arising from the matter styled as Vicki Match Suna and Lori Rosen v. Bailey Corporation (the "Suna Litigation"); and

     WHEREAS, in recognition of Indemnitee's need for substantial protection against personal liability, the Purchaser desires to provide for the indemnification of, and the advancing of expenses to, Indemnitee to the fullest extent permitted by law and as set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. As used in this Agreement, the capitalized terms listed below shall have the meanings ascribed to them as follows:

     "Board" means the Board of Directors of the Purchaser.

     "Expenses" means any expense, liability, or loss, including reasonable attorneys' fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event.

     "Indemnifiable Event" means any event or occurrence that takes place either prior to or after the execution of this Agreement that is (a) related to the fact that Indemnitee is, or has agreed to serve as, a director or officer of the Company or while a director or officer of the Company serves at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, and (b) related to anything done or not done by Indemnitee in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity while serving in any capacity described above.

     "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, investigative or other.

2.   Agreement to Indemnify.

     (a) Subject to the provisions of Section 2(c), in the event Indemnitee is, or becomes a party to, or witness or other participant in, or is threatened to be made a party to, or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, including, but not limited to, the Suna Litigation, the Purchaser shall indemnify Indemnitee from and against any and all Expenses actually and reasonably incurred or suffered by the Indemnitee to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Purchaser to provide broader indemnification rights than were permitted prior thereto). The rights to receive indemnification and the advancement of Expenses under this Agreement are not exclusive of any other rights which Indemnitee may be entitled or subsequently entitled under any statute, the Certificate of Incorporation or Bylaws of the Company or the Purchaser, by vote of the stockholders of the Company or the Purchaser or the Board, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) or the Bylaws of the Company or the Purchaser permits greater indemnification than is currently provided for an Indemnifiable Event, Indemnitee shall be entitled to such greater indemnification under this Agreement.

     (b) If Indemnitee is entitled under any provision of this Agreement to indemnification by the Purchaser for a portion of Expenses, but not, however, for the total amount thereof, the Purchaser shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

     (c) No Indemnification nor Expense Advance (as defined in Section 3 below) pursuant to this Agreement shall be paid by the Purchaser:

          (i) In connection with any Proceeding initiated by Indemnitee against the Purchaser, the Company or any director or officer of the Purchaser or the Company unless the Purchaser or the Company has joined in, or the Board of Directors of the Purchaser or the Company, has consented to, the initiation of such Proceeding, or the Proceeding is one to enforce indemnification rights under Section 5 below;

          (ii) To the extent Indemnitee settles or otherwise disposes of a Proceeding or causes the settlement or disposal of a Proceeding without the Purchaser's express prior written consent (which shall not be unreasonably withheld or delayed) unless Indemnitee receives court approval for such settlement or other disposition where the Purchaser had the opportunity to oppose Indemnitee's request for such court approval;

          (iii) With regard to any judicial award if the Purchaser was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action unless the Purchaser's participation in such Proceeding was barred by this Agreement or the court in such Proceeding;

          (iv) For any acts, omissions, transactions or circumstances for which indemnification under this Agreement is prohibited by applicable state or federal law or until any preconditions imposed upon, or agreed to by, the Purchaser by or with any court or governmental agency are satisfied;

          (v) For remuneration paid to the director if it shall be determined by a final decision of a court of competent jurisdiction that such remuneration was in violation of law;

          (vi) For any accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereof;

          (vii) For acts actually performed by the Indemnitee or of which the Indemnitee had actual knowledge if the Indemnitee gained any personal profit to which he was not entitled in the event that a final decision of a court of competent jurisdiction establishes that the Indemnitee was not entitled to such personal profit; or

          (viii) For proceedings based upon the same facts as underlie a breach of a representation and warranty in the Agreement and Plan of Merger, of even date herewith, between Purchaser and the Company.

3. Expenses Advances. Expenses incurred by Indemnitee in any Proceeding for which indemnification may be sought under this Agreement shall be advanced by the Purchaser to Indemnitee within 20 days after receipt by the Purchaser of a statement or statements from Indemnitee requesting such advance and reasonably evidencing the Expenses reasonably incurred by Indemnitee (an "Expense Advance"). If it is ultimately determined by a final judicial decision (from which there is no right of appeal) that Indemnitee is not entitled to be indemnified by the Purchaser, Indemnitee hereby agrees to immediately repay any amounts advanced by the Purchaser under this Section 3. Indemnitee agrees to execute any further agreements regarding the repayment of Expenses as the Purchaser may reasonably request prior to receiving any such advance, including, without limitation, an affirmation of Indemnitee's good faith belief that any applicable standards of conduct have been met by Indemnitee.

4.   Notification and Defense of Proceeding.

     (a) Indemnitee shall give written notice (including a description of the claim and an estimate of Expenses) to the Purchaser promptly after Indemnitee has actual knowledge of any Proceeding as to which indemnification may be sought under this Agreement in addition to the Suna Litigation, of which Purchaser acknowledges it has been notified. The failure of Indemnitee to give notice, as provided in this Section 4(a) shall not relieve the Purchaser of its obligations to provide indemnification under this Agreement; however, the amounts to which Indemnitee may be indemnified shall be reduced to the extent that the Purchaser has been prejudiced by such failure.

     (b) With respect to any Proceeding, the Purchaser will be entitled to participate in the Proceeding at its own expense and, except as otherwise provided below, to the extent the Purchaser so desires, the Purchaser may assume the defense thereof directly or through the Company with counsel reasonably satisfactory to Indemnitee. However, the Purchaser shall not be entitled to assume the defense of any Proceeding brought by the Purchaser or the Company.

     (c) If the Purchaser assumes the defense, Indemnitee shall furnish such information regarding Indemnitee or the Proceeding in question, as the Purchaser may reasonably request and as may be required in connection with the defense or settlement of such Proceeding and shall fully cooperate with the Purchaser in every other respect. Except as provided in Section 4(f) below, if the Purchaser assumes the defense of the Proceeding, the Purchaser shall take all necessary steps in good faith to defend, settle or otherwise dispose of the Proceeding.

     (d) After notice from the Purchaser to Indemnitee of its election to assume the defense of any Proceeding, the Purchaser will not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided in clauses (i) through (iii) below. Indemnitee shall have the right to employ Indemnitee's own counsel in such Proceeding, but all Expenses related thereto incurred after notice from the Purchaser of its assumption of the defense shall be at Indemnitee's expense, unless (i) the employment of counsel by Indemnitee has been authorized by the Purchaser; (ii) Purchaser or a court of competent jurisdiction has reasonably determined that there may be a conflict of interest between Indemnitee and the Purchaser in the defense of the Proceeding; or (iii) the Purchaser does not, in fact, assume and conduct the defense of such Proceeding.

     (e) Any Expenses incurred by the Purchaser in defense of the Proceeding under this Section 4 (except in a situation described in clause (i), (ii) or (iii) of Section 4(d)) shall be considered Expenses advanced by the Purchaser to Indemnitee under Section 3 above.

     (f) The Purchaser may consent to a settlement or other disposition of all or any part of any Proceeding which the Purchaser is defending under Section 4(b) above without first obtaining the written consent of Indemnitee; provided that such settlement or other disposition would not cause Indemnitee to lose any right to indemnification under this Agreement.

5.   Enforcement; Consent to Serve.

     (a) The Purchaser acknowledges that Indemnitee is relying upon this Agreement. Indemnitee shall have the right to enforce his indemnification rights under this Agreement by commencing litigation in any court having subject matter jurisdiction thereof and in which venue is proper. Likewise, the Purchaser may seek judicial determination of its obligations under this Agreement. The Purchaser and Indemnitee each hereby consent to service of process and to appear in any such proceeding.

     (b) It shall be a defense to any action brought by Indemnitee or the Purchaser concerning enforceability of this Agreement that it is not permissible under applicable law or prohibited by Section 2(c) of this Agreement for the Purchaser to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Purchaser.

     (c) Neither the failure of the Purchaser (including its Board or stockholders) to have made a determination prior to the commencement of such action that indemnification is proper under the circumstances because Indemnitee has met the standard of conduct set forth in applicable law, nor an actual determination by the Purchaser (including its Board or stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief of that a court has determined that indemnification is not permitted by applicable law.

     (d) The Purchaser agrees that the Purchaser's failure to make indemnification payments or Expense Advances to Indemnitee shall cause irreparable damage to Indemnitee, the exact amount of which is impossible to ascertain, and for this reason agrees that Indemnitee shall be entitled to seek such injunctive or other equitable relief as shall be necessary to adequately provide for payment or reasonably anticipated payments.

     (e) The Purchaser shall indemnify Indemnitee against any and all Expenses actually and reasonably incurred by Indemnitee in connection with any claim or action asserted against or brought by Indemnitee for indemnification of Expenses or payment of Expense Advances by the Purchaser under this Agreement or any other agreement or under applicable law or the Purchaser's Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, if Indemnitee is successful in such action. Any Expenses so paid shall be considered Expense Advances under
Section 3 above.

     (f) Indemnitee and Purchaser acknowledge that, in certain circumstances, federal law or public policy may override applicable state law and prohibit Purchaser from indemnifying Indemnitee under this Agreement or otherwise. Purchaser and Indemnitee acknowledge that the Securities and Exchange Commission (the "SEC") has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws and federal legislation prohibits indemnification for certain ERISA violations. Furthermore, Indemnitee understands and agrees that

Purchaser may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Purchaser's right under public policy to indemnify Indemnitee.

6. Insurance; Subrogation. The Purchaser shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise received payment (under any insurance policy, Bylaw, or otherwise) of the amounts otherwise indemnifiable hereunder. In the event of payment under this Agreement, the Purchaser shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything, that may be necessary to secure such rights, including the execution of such documents necessary to enable the Purchaser effectively to bring suit to enforce such rights.

7.   General Provisions

     (a) No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

     (b) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, spouses, heirs, and personal and legal representatives. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event even though Indemnitee may have ceased to serve in such capacity at the time of any Proceeding.

     (c) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

     (d) The rights and remedies provided in this Agreement and by law shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other right or remedy in addition to, or as an alternative to, such right or remedy.

     (e) Any notice required or permitted by this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or, if mailed, upon deposit with the United States Post Office by certified mail, return receipt requested, postage prepaid, to the address for the recipient set forth on the signature page thereto or to such other address as the recipient shall hereafter have noticed the sending party in the manner set forth above.

     (f) Descriptive headings contained herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     (g) Any reference in this Agreement to the indemnity provisions of the Purchaser's or the Company's Certificate of Incorporation or Bylaws or to any applicable law shall refer to such provisions as they shall be amended from time to time or to any successor provision, except that any change in the Purchaser's or the Company's Certificate of Incorporation or Bylaws shall only apply to the extent that such amendment permits the Purchaser or the Company to provide broader indemnification rights to Indemnitee than currently provided.

     (h) Purchaser's inability, pursuant to Court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. Any provision of this Agreement, which is unenforceable in any jurisdiction, shall be ineffective in such jurisdiction to the extent of such unenforceability without invalidating the remaining provisions of this Agreement, and any unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (i) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (j) The rights and obligations under this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts between Delaware residents made and to be performed entirely within such State.

     (k)  This Agreement shall continue until and terminate upon the later of
(i) six years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or (ii) the final termination of all pending proceedings in respect of which Indemnitee is granted rights of indemnification or expense advance hereunder.

     IN WITNESS WHEREOF, this Agreement has been entered into effective as of the date first written above.

                                        VEMCO ACQUISITION CORP.


                                        By:
                                            --------------------------------
                                            Michael G. Torakis, President

                                        INDEMNITEE:


                                        ------------------------------------
                                        Signature
                                        Name:
                                              ----------------------------
                                        Address:
                                                 -------------------------